EXHIBIT 10.4
                           SOFTWARE LICENSE AGREEMENT

         THIS SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into as of the 2nd day of September, 1999 by Taurus TeleSYS Inc., a Virginia corporation ("Licensor"), Global Travel Network LLC, a Delaware limited liability company ("Licensee") and Etravnet.com, Inc., a Delaware corporation ("Parent").

                                    RECITALS

         A. Licensor has developed and is the sole owner of a proprietary computer software product called "T-Gate," a description of which is set forth on Exhibit A ("Software") that links computers through the Internet, telephones and facsimile machines.

         B. Licensee is in the travel industry and is desirous of using the Software in its business.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. License of Software. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee, and Licensee accepts, a worldwide, nontransferable, exclusive license (the "License") to use the Software and any derivations thereof, including any enhancements, upgrades and new versions, solely within the Field of Use. Licensee is not granted any rights with respect to the Software (or any derivations thereof) outside of the Field of Use. "Field of Use" is defined solely as those services normally performed by travel agencies as of the date of this Agreement, including obtaining reservations for the following: (a) hotel, motel and other temporary accommodation facilities for a period not to exceed thirty (30) days; (b) rental of automobiles for a period not to exceed thirty (30) days; (c) travel on aircraft, trains and boats; and (d) vacation packages, sightseeing and other travel destinations. Licensor reserves all rights not expressly granted in this
Section 1.

         2. Term and Termination.

            (a) Initial Term and Renewal Term. Initial and renewal terms are subject to early termination of this Agreement pursuant to Section 2. The initial term of this Agreement shall be for a period of four years after the date of notification by Licensor to Licensee that software is in a form available for use by Licensee. It is agreed and understood that although the initial term will begin when software is available for use, Licensee will make an initial deposit of Twenty Five Thousand Dollars ($25,000) with signing of Agreement. Additional payments due as part of minimum royalty would be paid based on the beginning date of the initial term as based on the software being available for use by Licensee. During the four-year initial term, Licensee will be required to make minimum royalty payments and in the event percentage of royalty on sales exceeds the minimum payment, then Licensee would be required to make these payments as well. The quota on royalty will not be considered until the parties enter the renewal term which are years five and six of this Agreement. During the renewal term, it is understood that annual royalty income paid to Licensor from transactions processed through T-Gate Software must exceed Fifty Thousand Dollars ($50,000) minimum royalty payment for at least one or the two year renewals. The renewal term, which consists of continuous two-year automatic renewals requires one of the two years that the Licensee exceeds the annual minimum royalty due. For example, if in year five royalty is Fifty Five Thousand Dollars ($55,000) earned, and in year six Forty Five Thousand Dollars ($45,000) is earned, Licensee will have met his minimum quota and would have the right to renew for an additional two-year term. Licensee is required to notify Licensor sixty (60) days prior to the end of each term if he plans to renew. In the event

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Licensee does not maintain minimum royalty as described herein, additional renewals will be at Licensor's discretion.

            (b) Early Termination. Licensor or Licensee shall have the right to terminate this Agreement for a material breach of this Agreement after (i) providing the breaching party with thirty (30) days' prior written notice describing the nature of the material breach and (ii) the breaching party fails to cure the described breach before the expiration of the thirty (30) day period.

            (c) Failure to Pay License Fees, Royalty or Support Fees. Notwithstanding any provision in this Agreement to the contrary, if Licensee fails to pay timely any Initial Term License Fee (defined below), Renewal Term License Fee (defined below), Royalty (defined below) or Support Fee (defined below) due pursuant to this Agreement, Licensor shall have the right to terminate this Agreement on five (5) days prior written notice to Licensee, with respect to the payment of any Initial Term License Fee, Renewal Term License Fee, Royalty or Support Fee, provided Licensee fails to cure the breach within a fifteen (15) day period.

         3. License Fees and Royalty.

            (a) Initial Term. Licensee shall pay to Licensor a non-refundable license fee ("First Year License Fee") of Fifty Thousand Dollars ($50,000) as follows: (i) $25,000 in immediately available funds on or before the date of this Agreement; (ii) $12,500 in immediately available funds on or before the date six (6) months after the date Licensee is notified by Licensor that the software is available for Licensee's use ("Availability Date"); and (iii) $12,500 in immediately available funds on or before the date nine (9) months after the Availability Date. Licensee shall pay Licensor a non-refundable license fee ("Second Year License Fee") of Seventy Five Thousand Dollars ($75,000) in immediately available funds, in four installments, on or before the tenth (10th) day of each calendar quarter after the end of the first anniversary of the Availability Date. Licensee shall pay Licensor a non-refundable License Fee ("Third Year License Fee") of Fifty Thousand Dollars ($50,000), Licensee shall pay Licensor a non-refundable License Fee ("Fourth Year License Fee") of Fifty Thousand Dollars ($50,000). First Year, Second Year, Third Year and Fourth Year, Licensee shall be referred to collectively as initial term License Fee. The Initial Term License Fee shall be treated as a non-refundable prepaid credit against any Royalty (defined below) due as set forth in Section 3(c).

            (b) Renewal Terms. If Licensee elects to renew this Agreement in accordance with Section 2(a), Licensee shall pay Licensor an annual, non-refundable license fee ("Renewal Term License Fee") of Fifty Thousand Dollars ($50,000), payable in quarterly installments, in immediately available funds on or before the tenth (10th) day of each calendar quarter during any Renewal Term. The Renewal Term License Fee shall be treated as a non-refundable prepaid credit against any Royalty due as set forth in Section 3(c).

            (c) Royalty.

               (1) Calculation and Payment. During the Initial Term and any Renewal Terms, Licensee shall pay to Licensor a royalty ("Royalty") of Three and 75/100 percent (3.75%) of Licensee's Net Sales (defined below). The Royalty shall be paid monthly on or before the tenth (10th) day of each month for the previous month's Net Sales. The Initial Term License Fee or the Renewal Term License Fee, as the case may be, shall be applied against the applicable Royalty

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such that no Royalty shall be due until the Royalty  amount  exceeds the Initial
Term License Fee or any Renewal Term License Fee, as the case may be.

               (2) Audit. At its sole expense (except as provided in the last sentence hereof), Licensor, or its designee, to verify calculation of the Royalty, may inspect and/or audit all business records of Licensee no more frequently than monthly during Licensee's regular business hours upon seven (7) days prior written notice. If an audit, as certified by an independent auditor reasonably acceptable to Licensee in the exercise of its reasonable discretion, discloses an understatement by Licensee of any monthly Royalty of one percent (1%) or more, Licensee shall immediately pay all deficiencies, plus ten percent (10%) annualized interest. If an audit by Licensor discloses an understatement of any monthly Royalty of five percent (5%) or more, Licensee shall immediately pay, in addition to the amount of the understatement and ten percent (10%) annualized interest, Licensor's reasonable fees and costs of such audit.

               (3) Net Sales Defined. For purposes of this Agreement, "Net Sales" shall mean Licensee's gross revenues received by Licensee or paid to Licensee or its designee(s) or affiliate(s), as a result of any transaction processed using the Software or any derivation thereof, including any upgrade or enhancement of the Software or derivation thereof, less only: (a) credit card processing fees paid by Licensee to third parties as standard in Licensee's industry, (b) less any fees paid to third party providers of travel services or products made available to the customer, (c) sales, value added or comparable taxes collected and paid by Licensee, and (d) deductions for returns, cancellations, adjustments or refunds. Net Sales shall be calculated using generally accepted accounting principles, consistently applied.

         4. Support.

            (a) Generally. Licensor shall provide Licensee with technical development and integration support to enable Licensee to implement the Licensed Software ("Development Support"). In no event shall Licensor be obligated to provide support, technical assistance, warranty service or maintenance of any type to any party other than Licensee. Licensor shall provide Licensee with ongoing maintenance and technical support ("Maintenance Support").

            (b) Support Fee.

               (1) Budget. Licensee will provide Licensor with funding for all licensor's direct and indirect costs ("Support Fees") of Development Support and Maintenance Support in accordance with a budget ("Budget") developed by Licensor and submitted to Licensee semi-annually. Each Budget shall include, without limitation, cost estimates for hardware, software, subcontractor, administrative and overhead expenses related to the Software and Development Support and Maintenance Support to Licensee. Each Budget shall include salaries and benefits to be paid to Licensor's employees and fees to be paid to consultants and other independent contractors. Each Budget shall be submitted in writing by Licensor to Licensee for written approval. No expenses shall be incurred by Licensor without prior written approval by Licensee. Licensee shall approve (or provide written exceptions to) each Budget in writing within ten (10) days of receipt. Licensee agrees to approve a Budget that in its judgment is reasonably necessary to maintain the core competency necessary for Licensor to run, manage, and maintain all systems and personnel related to the Software during the Initial

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Term and any Renewal  Terms of this  Agreement.  The first  Budget  submitted by
Licensor to Licensee is attached hereto as Exhibit B.

               (2) Payment of Support Fees. Licensee shall reimburse to Licensor that part of the support fees actually incurred by Licensor as reflected on written invoices submitted to Licensee on a bi-weekly basis. Payment shall be made within fourteen (14) days of Licensee's receipt of the invoices. Licensee requests in writing for additional work not covered in the Budget shall be paid upon submission of invoices and documentation of Licensor' costs.

         5. Private Labeling. Subject to Section 13, Licensee may use the Software in accordance with this Agreement using Licensee's own trademarks and other identifying marks ; provided, however, such use shall in no way (a) effect a reduction in any Royalty paid by Licensee to Licensor under the terms of this Agreement or (b) require any increase in the level of Maintenance Support or Development Support provided by Licensor without appropriate Support Cost compensation defined in writing under the terms of this Agreement.

         6. Finder's Fee. If Licensor introduces Licensee to any person or entity that purchases a master franchise from Licensee within twelve (12) months from the date of introduction anywhere outside the United States, Licensee agrees to pay Licensor a one-time finder's fee equal to the greater of Twenty-Five Thousand Dollars ($25,000) or 20% of the cash payment (or the equivalent in cash if Licensee accepts other or in-kind remuneration) accepted/paid upon the commencement of the agreement with the franchisee. Any further relationship or compensation may be determined between Licensor and the master franchisee.

         7. Warrant to Purchase Shares of Licensee Common Stock. Parent hereby grants Licensor, its shareholders, or Licensor's designees, a warrant (the "Warrant"), in the form attached hereto as Exhibit C to purchase two percent
(2%) or 100,000 shares, whichever is greater, of the issued and outstanding shares of Parent's common stock on the date of grant, subject to anti-dilution provisions. The Warrants shall have a term of five (5) years and the Exercise Price of the Warrant shall be $5.00 per share of common stock. If the price-per-share of common stocks offered to investors is less than the Licensor's Warrant price of $5.00 per share, the Licensor's Exercise Price shall be adjusted based on a ratio of five to eight (5:8).

         8. Relocation of Hardware and Software. In addition to all rights defined in this Agreement, Licensee has the right to relocate any or all servers, computers or other technical equipment ("Equipment") to any site designated by Licensee after providing thirty (30) days' written notice to Licensor. In such event, Licensee shall grant full remote access to Licensor to the Software using Telnet or any other technology reasonably requested by Licensor. The relocation of any Equipment by Licensee shall in no way require Licensor or any of its shareholders, directors, employees or agents, including, without limitation, Arvind Patel, to re-locate to the location to which the Equipment is relocated or require the disclosure of the source code for the Software. Licensee has the right to provide websites other than its own, within the Field of Use, with the software from which Licensor will earn the License Fees and Royalty as set forth in Section 3.

         9. Confidential Information.

            (a) Generally. Each party (the "Receiving Party") understands that, during the course of this Agreement, the Receiving Party may be exposed to Confidential Information (defined below) of the other party. The Receiving Party agrees that any Confidential Information received from the Disclosing Party (i)

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shall not be used  except as  necessary  to perform  the  intended  services  or obligations set forth under this Agreement, (ii) shall be disclosed only to those of its employees, officers, and agents as are reasonably necessary for the purposes hereunder and who are bound in writing to the Receiving Party consistent with the Receiving Party's obligations under this Section 9 of this Agreement, (iii) shall not be disclosed to third parties without the written consent of the Disclosing Party, and (iv) shall be kept in safe care as the Receiving Party would keep its own, similar confidential information (which care shall not in any case be less than reasonable). Notwithstanding such disclosure pursuant to (ii) or (iii) above, the Non-Disclosing Party shall not have any right to use the Confidential Information for other than the purposes set forth in (i) above.

            (b) Confidential Information Defined. Confidential Information is defined as a party's (the "Disclosing Party") business, ideas, or personnel, or its past, present, or future research, development or business activities, including without limitation any unannounced products or services, inventions, processes, plans, financial information, customer data, supplier data, service-provider data, revenue, transaction volume, forecasts, projections, the financial terms of this Agreement, and any other information which gives or may give it a competitive advantage and which is not generally known by parties other than the Disclosing Party (collectively, "Confidential Information"). Confidential Information shall also include all materials, research data, formulas, methods, designs, specifications, technical information, protocols, process information, know-how, uses, enhancements, modifications, variations, extensions, discoveries, clinical data, analysis, compilations, reports, studies, test results, ideas, concepts and other information (whether or not able to be patented) now or hereafter developed or created by Disclosing Party. Confidential Information is not defined to include information (i) that was already known to the Receiving Party prior to the date that discussions between the parties related to the potential licensing of the Software or the provision of services by Licensor to Licensee began, as established by contemporary documentary evidence, (ii) that is or becomes generally known other than by reason of breach of this Agreement or other misappropriation or other wrongful act, or (iii) that is required by law to be disclosed to the extent so disclosed.

            (c) Return of Confidential Information on Termination. On the termination of this Agreement for any reason or at any time upon the written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all Confidential Information disclosed by the Disclosing Party. Nothing contained herein shall be deemed to be a license to the Receiving Party of any patent rights, trade secret rights, or know-how rights related to the Confidential Information of the Disclosing Party.

            (d) Protection. The Receiving Party agrees to comply, at Disclosing Party's expense, with such reasonable requests as the Disclosing Party shall from time to time make related to any patent, trademark, service mark or copyright filings or other actions, documents or matters related to Disclosing Party's ownership or title to the Confidential Information or the protection thereof.

            (e) Injunctive Relief. The Receiving Party acknowledges that the Confidential Information shared pursuant to this Agreement is highly proprietary and valuable and that the unauthorized use or disclosure of the Confidential Information shall cause Disclosing Party irreparable injury for which there is no adequate remedy at law. The Receiving Party agrees that the Disclosing Party

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may  seek  and  obtain  preliminary  injunctive  relief  in  the  event  of  any unauthorized use or disclosure, and that the Disclosing Party may recover its costs and reasonable attorneys' fees in the event the Receiving Party breaches
this  Section  9  or  misappropriates   the  Disclosing   Party's   Confidential
Information.

            (f) The provisions of this Section 9 shall survive termination of this Agreement.

         10. Indemnification.

               (a) Intellectual Property. Subject to the limitation set forth in
Section 10(4), Licensor agrees to indemnify, defend and hold harmless Licensee, its affiliates, and its/their officers, and employees from and against any and all third party claims as incurred by Licensee to the extent that the Software delivered by Licensor or the use of any services provided with respect to Development Support or Maintenance Support (the "Licensor Materials") is alleged to infringe any patent, copyrights or intellectual property right registered or otherwise protected under the Laws of the United States or any other nation. Licensor will not indemnify Licensee to the extent the infringement is caused by the misuse or modification of the Software by Licensee, and in such case subject to the limitation set forth in Section 10(4) , Licensee shall indemnify and hold harmless Licensor, its affiliates, and its/their officers and employees from and against any and all third party claims as incurred by Licensor as a result of such misuse or modification.

               (b) General. Except for claims of infringement of a patent, copyright or intellectual property right, each party (the "Indemnifying Party") subject to the limitation set forth in Section 10(4) shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold the other party ("the Indemnified Party"), its affiliates, and its/their officers and employees harmless against any and all Claims, actions, demands, liabilities, losses, damages, costs, payments, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Claims"), arising out of the death of or injury to any person or persons or out of any damage to real or personal property and against any other Claim of any kind whatsoever resulting from any occurrence caused by and attributable to the Indemnifying Party, its subcontractors', or its agents' acts or omissions during the performance of this Agreement. If both parties are or may be obligated to each other as a result of different actions taken by each party or actions taken jointly by both parties, then each party agrees to contribute to the amount of such Claims as is appropriate to reflect the relative fault of such party in connection with the event that resulted in such Claims. The relative fault of each party shall be determined by reference to, among other things, each party's relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such Claims.

               (c) Procedures Relating to Indemnification.

                    (i) Scope. The procedures set forth in this Section 10 (3) shall apply with respect to any actual or potential Claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters against which Licensor or Licensee (an "Indemnified Party") is indemnified by a Party hereto (the "Indemnifying Party") under Section 10(3) or Section 10(3) hereof.

                    (ii) Notice. Upon receiving notice in writing of the commencement of any Claim from a third party, the Indemnified party shall give written notice of such Claim, in reasonable detail, to the Indemnifying Party no

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later than  thirty (30) days after  receiving  such  notice,  stating the amount involved, if known, together with copies of any written documents initiating or asserting such a Claim. The failure to so notify, or any delay in so notifying, shall not relieve the Indemnifying Party hereunder unless and only to the extent that the Indemnifying Party did not otherwise learn of such Claim and such failure or delay results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any obligations to the Indemnified Party under this agreement other than the indemnification obligation provided in Section 10(1) or
Section 10(2) hereof, as the case may be.

                    (iii) Assumption of Defense. The Indemnifying Party shall be entitled to assume the defense of any Claim for which indemnification is sought hereunder with counsel of its choice and at its expense (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Party except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Claim; and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in writing within a reasonable time after notice of the institution of such Claim; or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

                    (iv) Cooperation. The Parties agree to cooperate, share information (subject to the need to preserve any applicable privilege), and consult in good faith to the fullest extent possible, at the Indemnifying Party's expense, in connection with any Claim in respect to which indemnification is sought under this Agreement.

(d) Notwithstanding any contrary provision in this Section 10, the Indemnifying Party shall not be liable for any indemnified claim in excess of One Million Dollars ($1,000,000).

         11. Representations and Warranties

               (a) Warranty. Licensor represents and warrants the following:

                    (i) All Development Support and Maintenance Support under this Agreement shall be performed in good and workmanlike manner in accordance with industry standards.

                    (ii) Licensor has and shall have all right, title and interest necessary to license the intellectual property and other proprietary rights where required under this Agreement, and Licensor has and shall have all powers necessary to transfer such rights and to execute all instruments required under this Agreement with respect to such rights.
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12. Non-Solicitation. During the term of this Agreement and for one (1) year after the termination of this Agreement for any reason, Licensee shall not, directly or indirectly, (a) solicit for employment or in any other manner employ or obtain the services of any person or entity that is or was, within the preceding 12 month period, an employee, officer, manager or member of Licensor or any of its subsidiaries or affiliates (each a "Restricted Party" and collectively the "Restricted Parties"), or (b) solicit, persuade, entice, induce or encourage any Restricted Party to terminate employment or terminate any other agreement with Licensor or any of its subsidiaries or affiliates, other than pursuant to the terms of a written agreement between Licensor and Licensee.

         Licensee acknowledges that it would be impractical and extremely difficult to determine the exact amount of Licensor' damages in the event of Licensee's breach of this Section 10. Accordingly, Licensor and Licensee agree that, in addition to Licensor's other legal and equitable remedies, Licensor shall have the right to require Licensee to pay Licensor as liquidated damages (and not as a penalty) for any violation of this Section 10 equal to the greater of (i) three (3) times the total compensation (including without limitation all benefits) paid by Licensor to such Restricted Party during the twelve month period before any such violation, or (y) six (6) times the total compensation (including without limitation all benefits) paid or anticipated to be paid, pursuant to existing contracts or other arrangements, during any six month period including the date of such violation.

         13. Intellectual Property Notification. The Licensee agrees to provide notification on the home page of its haggle product, in small print font, of all Licensor's patents, patents pending, copyrights, and trademarks related to the Software.

         14. Miscellaneous.

               (a) Arbitration. If any dispute arises regarding this Agreement, the party seeking to enforce its rights hereunder shall submit the dispute to arbitration to a three member panel in the city or county where the other party has its principal executive office. Any such claims shall be made pursuant to the rules of the American Arbitration Association and shall be subject to the laws of the state where the proceeding is commenced. The arbitration panel shall not in any even award punitive or exemplary damages, but may award equitable relief, arbitration costs and the decision of the arbitration panel shall be final and conclusively binding on the parties, and judgment upon such award may be entered in any court of competent jurisdiction.

               (b) Notices. Any required or desired offer, notice, election or other communication to any other party specified in this Agreement shall be made in writing and shall be considered delivered when hand delivered, when received via facsimile or two (2) days after being deposited in the United States mail, registered or certified, postage prepaid, addressed to the last known principal office of the party.

               (c) Cumulative Remedies. No right or remedy in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to at law or in equity; and the exercise by of any one or more of such remedies shall not preclude the simultaneous or later exercise by of any or all such other remedies.

               (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and

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supersedes  all prior and  contemporaneous  oral,  written and other  agreements between the parties with respect to the subject matter hereof.

               (e) Amendment. This Agreement may only be amended by a writing signed by all of the parties hereto.

               (f) Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned, in whole or in part, whether directly or indirectly, including, without limitation, by transfer of capital stock, by transfer of ownership interests, or by merger or consolidation, without the prior written consent of all other parties, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Licensee shall have the right to assign this Agreement to the Parent.

               (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one agreement.

               (h) Attorneys' Fees. In any action related to this Agreement, if any party is successful in obtaining some or all of the relief it is seeking or in defending against the action, the other party or parties shall pay, on demand, all costs of the successful party, including the successful party's reasonable attorneys' fees.

               (i) Headings. The descriptive headings of this Agreement are inserted only for convenience and shall not be considered when interpreting this Agreement.

               (j) Third-Party Beneficiaries. This Agreement is intended to benefit only the parties to this Agreement, their successors and permitted assigns. No other person, entity, enterprise or association is an intended or incidental beneficiary of this Agreement.

               (k) Severability. If any provision of this Agreement, which by its terms purports to create a binding contractual obligation, shall be invalid or unenforceable, the remainder of this Agreement, which can be given effect without such invalid or unenforceable provision, shall remain in full force and effect in all other circumstances.

               (l) Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of September, 1999.


                                           GLOBAL TRAVEL NETWORK, LLC,
                                           a Delaware limited liability company


                                           By: Michael Y. Brent, President

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July 21, 2005                                                            Page 9

                                           TAURUS teleSYS INC.
                                           a Virginia corporation


                                           By: Arvind Patel, President

                                           ETRAVNET.COM, INC.


                                           By: Michael Y. Brent, President










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July 21, 2005                                                            Page 10
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                                    EXHIBIT A
                           DESCRIPTION OF THE SOFTWARE

         The Software consists of an Internet web-based service for brokering commercial transactions between buyers and merchants. These are accomplished as easily as implementing a telephone, fax, and web interface. The potential buyer makes a reservation starting from a web page. The Software calls the service provider, makes the desired reservation and responds with a confirmation. All of this happens online and without any Internet infrastructure needed by the service provider. The web interface includes the ability to negotiate the price and to conduct telephone buyer assistance. Additional functionality is provided to the buyer by allowing phone cancellation and review.

         The service provider connection is via telephone, but it can include fax, fax and phone together, or a web interface. A telephone interface or a web interface supports providing the service provider's information, such as availability and rates. Authentication, identification and security are built into the architecture of the Software. Provision for secure use by an agent/broker is also inherent in the design.

         Additionally, the patent which is pending, when issued, shall be considered part of this Agreement.








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